Exhibit 4.6
DESCRIPTION OF SECURITIES
The following is a summary of the terms of our securities. This summary does not purport to be complete, nor does it represent all information which you might find to be important for understanding our capital stock. This summary is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws (each as defined below). References to “Greenidge,” the “Company,” “we,” “our” and “us” herein are, unless the context otherwise requires, only to Greenidge Generation Holdings Inc. and not to any of its subsidiaries.
Description of Capital Stock
General
On September 6, 2022, we filed a second amendment and restatement to our certificate of incorporation to remove the terms relating to our series A convertible redeemable preferred stock, the shares of which were converted, retired and cancelled, and on May 12, 2023, we filed an additional certificate of amendment, effective May 16, 2023, to effect a one-for-ten reverse stock split, whereby each ten shares of our issued and outstanding class A common stock and class B common stock were combined into one share of the same class of common stock, except that where a stockholder was otherwise entitled to a fraction of a share of common stock in such share combination, in lieu of issuing a fractional share, the Company rounded up the number of shares of class A common stock or class B common stock to which the stockholder was entitled to the nearest whole share (the foregoing collectively, the “amendments,” and our second amended and restated certificate of incorporation, as in effect after such amendments, our “Certificate of Incorporation”). Following the amendments, our authorized capital stock consists of 400,000,000 shares of class A common stock, par value $0.0001 per share, 100,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.
The number of authorized shares of our common or preferred stock may be increased or decreased by the affirmative vote of the holders of shares of our capital stock representing a majority of the votes represented by all outstanding shares of such capital stock entitled to vote on such matter, irrespective of the provisions of Section 242(b)(2) of General Corporation Law of the State of Delaware (the “DGCL”), in addition to any vote of the holders of one or more series of our preferred stock that may be required by the terms of such preferred stock. However, the number of authorized shares of common or preferred stock may not be decreased below the number of shares thereof then outstanding or, in the case of class A common stock, the number of such shares reserved for issuance upon conversion into shares of class A common stock of the then-outstanding shares of class B common stock.
Common Stock
All shares of our common stock now outstanding are duly authorized, fully paid, and non-assessable. Shares of class B common stock that have been acquired by us, whether by repurchase, upon conversion or otherwise, are retired and not issuable again as shares of class B common stock. Below is a summary of the rights of the common stock.
Voting Rights. The holders of class A common stock are entitled to one (1) vote per share, and the holders of class B common stock are entitled to ten (10) votes per share at all stockholder meetings and on all matters submitted to our stockholders generally. The holders of class A common stock and class B common stock vote together as a single class, unless specifically provided in the Certificate of Incorporation or otherwise required by law. The DGCL could require holders of class A common stock or class B common stock, as the case may be, to vote separately as a single class if we were to seek to amend our Certificate of Incorporation either (i) to increase or decrease the par value of a class of stock, or (ii) in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely.
Holders of class A common stock and class B common stock are not allowed to vote on any amendment of our Certificate of Incorporation that relates only to the terms of a series of outstanding preferred stock for which the holders of such affected preferred stock have the right to vote under the Certificate of Incorporation or the DGCL.
Stockholders do not have the ability to cumulate votes for the election of directors.
Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that the board of directors may determine. If a dividend is paid in the form of shares of class A common stock or class B common stock, then the holders of class A common stock shall be entitled to receive shares of class A common stock, and holders of class B common stock shall be entitled to receive shares of class B common stock, with holders of shares of class A common stock and class B common stock receiving, on a per share basis, an identical number of shares of class A common stock or class B common stock, as applicable. The foregoing sentence also applies should the dividend be paid in rights to acquire, or securities convertible into or exchangeable for, class A and class B common stock. However, upon the approval by the affirmative vote of the holders of a majority of the outstanding shares of class A common stock and class B common stock, each voting separately as a class, our board may pay or make a disparate dividend per share of class A common stock or class B common stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise).
Right to Receive Liquidation Distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion. Each share of class B common stock is convertible into one (1) share of class A common stock at the option of the holder thereof at any time upon written notice to us. In addition, each share of class B common stock shall automatically convert into one (1) share of class A common stock (i) upon any transfer, other than certain transfers to controlled entities or, in the case of individuals, to trusts for estate planning purposes, as more fully described in our Certificate of Incorporation, of such class B common stock; (ii) upon the date specified by the holders of at least a majority of the then outstanding shares of class B common stock, voting as a separate class; or (iii) on the date that is five (5) years after the date the class A common stock is first registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., September 15, 2026).
Other Dual Class Provisions. In general, the class A common stock and class B common stock are to be treated the same as the other and ratably, on a per share basis, in the case of distributions or payments in respect of the common stock, consolidations or mergers of Greenidge, or consideration to be received in a tender or exchange offer. However, in such transactions, the class A and class B common stock are permitted to receive different or disproportionate consideration or distributions (as the case may be) if the per share consideration or distribution in the form of securities issuable to a share of class B common stock has ten (10) times the voting power of securities issuable to a share of class A common stock or if the different or disproportionate consideration or distribution is approved by the affirmative vote of the holders of a majority of the class A common stock and class B common stock, each voting separately as a class.
No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
No Ownership Limitations or Transfer Restrictions. The common stock is not subject to any limitation on the amount of securities that may be held by holders, and except for the conversion feature of the class B common stock, the common stock is not by its terms subject to any transfer restrictions.
Preferred Stock
Under our Certificate of Incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. We currently have no shares of preferred stock outstanding, all previously issued shares of preferred stock having been converted, retired, and canceled, and we have no present plan to issue any shares of preferred stock.

Anti-takeover Effects of Delaware Law and Charter Provisions
We have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.
Our Certificate of Incorporation and our amended and restated bylaws (our “Bylaws”) contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Greenidge or changing its board of directors and management.
First, our Certificate of Incorporation provides that at any time when the class A common stock is registered under Section 12(b) or 12(g) of the Exchange Act, we cannot engage in a business combination (as described below) with an interested stockholder (as described below) for a period of three years from the time that the stockholder becomes an interested stockholder. This limitation does not apply if (i) our board has first approved the business combination or transaction by which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction by which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our then outstanding voting stock, excluding shares owned by persons who are directors and also officers and certain employee stock plans; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting of stockholders (not written consent).
An “interested stockholder” is any person, other than Greenidge or a direct or indirect majority-owned Greenidge subsidiary, that owns 15% or more of our outstanding voting stock or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time in the three years prior to the date on which the determination is sought, and the affiliates and associates of such person. An interested stockholder does not include any stockholder whose ownership exceeds the 15% limitation as the result of an action taken solely by us (but only to the extent that such stockholder does not acquire additional voting stock), nor Atlas Capital Resources L.P., its direct transferees, or their respective affiliates, associates, or member of a group under Rule 13d-5 of the Exchange Act. Business combinations prohibited by this provision include (i) a merger or consolidation of Greenidge or any direct or indirect majority-owned Greenidge subsidiary with the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of Greenidge, to or with an interested stockholder (in one or a series of transactions) of assets of Greenidge or any direct or indirect majority-owned Greenidge subsidiary, which assets have an aggregate market value of 10% or more of either the aggregate market value of all our assets on a consolidated basis or of all of our outstanding stock, (iii) any transaction resulting in the issuance or transfer of our stock or subsidiary stock by Greenidge or a direct or indirect wholly-owned subsidiary to the interested stockholder, subject to certain exceptions including exercises or conversion of convertible securities, a merger, or transactions generally with all holders that do not increase the interested stockholder’s proportionate share ownership, (iv) any transaction involving us or any direct or indirect wholly-owned subsidiary with the direct or indirect effect of increasing the interested stockholder’s proportionate share of our stock or convertible securities or any subsidiary (on a non-immaterial basis), or (v) the interested stockholder’s receipt of the benefit of any loan, advance, guarantee, pledge or other financial benefit (other than those expressly permitted) provided by or through us or a director or indirect wholly-owned subsidiary.
Further, our Certificate of Incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent, or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of class A common stock.
Our Certificate of Incorporation vests solely in the board of directors the authority to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of the board of directors and gaining control of the board of directors by filling the resulting vacancies with its own nominees. In addition, our Certificate of Incorporation provides that no member of the board of directors may be removed from office by stockholders without the affirmative vote of the majority in voting power of all of outstanding stock then entitled to vote thereon.
Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record who is entitled to vote at the meeting and who has given timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Furthermore, neither the holders of common stock nor the holders of preferred stock have cumulative voting rights in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the board of directors or for a third party to obtain control of us by replacing our board of directors.
Charter Exclusive Forum Provisions
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the laws of the State of Delaware. The Delaware exclusive forum provision described in the foregoing sentence does not apply to actions arising under the Exchange Act or the Securities Act. In this regard, it is noted that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder and, further, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is further noted that our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws. Although our Certificate of Incorporation contains the federal exclusive forum provision described in the foregoing sentence, it is uncertain whether this provision would apply to actions arising under the Securities Act as it is possible that a court could rule that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, particularly in light of Section 22 of the Securities Act, which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.
Transfer Agent
We have appointed Computershare Trust Company, N.A. as the transfer agent for our class A common stock. Its address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is +1 (781) 575 3120 or toll free 800 962 4284.
Listing
Our class A common stock is listed on The Nasdaq Global Select Market under the trading symbol “GREE.”
Description of Debt Securities

We issued $72,200,000 in aggregate principal amount of 8.50% Senior Notes due 2026 under an indenture dated as of October 13, 2021 (the “base indenture”) between the us and Wilmington Savings Fund Society, FSB as trustee (the “trustee”), as amended and supplemented by the first supplemental indenture dated as of October 13, 2021 (together with the base indenture, the “indenture”).
The following description is only a summary of certain provisions of the indenture and the Notes (as defined below). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act.
General
We issued $55,200,000 in aggregate principal amount of 8.50% Senior Notes due 2026 on October 13, 2021 (the “Original Notes”) and issued an additional $17,000,000 in aggregate principal amount of 8.50% Senior Notes due 2026 on December 7, 2021 (the “Additional Notes,” and together with the Original Notes, the “Notes”). The Additional Notes rank equally in right of payment with, are fully fungible, and form a single series with the Original Notes for all purposes under the indenture, including without limitation, waivers, amendments, consents, redemptions, and other offers to purchase and voting.
As of December 31, 2023, the total amount of Notes outstanding was $72,200,000.
The Notes:
•are our general unsecured, senior obligations;
•will mature on October 31, 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;
•bear cash interest from October 13, 2021 at an annual rate of 8.50%, payable quarterly in arrears on January 31, April 30, July 31, and October 31 of each year, beginning on January 31, 2022, and at maturity;
•are redeemable at our option, in whole or in part, at any time on or after October 31, 2023, at the prices and on the terms described under “-Optional Redemption” below;
•are issued in denominations of $25 and integral multiples of $25 in excess thereof;
•do not have a sinking fund;
•are listed on the Nasdaq Global Select Market under the symbol “GREEL”;
•are represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form; and

•are redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “-Optional Redemption Upon Change of Control” below.
The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture does not contain any financial covenants and does not restrict us from paying dividends, issuing, or repurchasing our other securities. Other than restrictions described under “-Covenants-Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may from time to time, without the consent of the existing holders, issue further additional Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions, and offers to purchase.
Ranking
The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities. The Notes are obligations solely of the Company and are not guaranteed by any of our subsidiaries.
We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries.
Interest
Interest on the Notes accrues at an annual rate equal to 8.50% from and including October 13, 2021 to, but excluding, the maturity date or earlier acceleration or redemption and is payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15 (and October 15 immediately preceding the maturity date), as applicable (whether or not a business day).
The initial interest period for the Notes was the period from and including October 13, 2021, to, but excluding, January 31, 2022, and subsequent interest periods are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, is computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday, and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.
Optional Redemption
The Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after October 31, 2023 and prior to October 31, 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after October 31, 2024 and prior to October 31, 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after October 31, 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.
In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
We may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.
Optional Redemption Upon Change of Control
The Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:
(1)    any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;
(2)    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;
(3)    “Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or
(4)    if the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or another national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if the Notes are subsequently listed on a different national securities exchange and the prior listing on the Nasdaq Global Select market is terminated.
“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
Events of Default
Holders of our Notes have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:
•we do not pay interest on any Note when due, and such default is not cured within 30 days;
•we do not pay the principal of the Notes when due and payable;
•we breach any covenant or warranty in the indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and
•certain specified events of bankruptcy, insolvency, or reorganization occur and remain undischarged or unstayed for a period of 90 days.
The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal, premium, if any, or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default, its status, and what actions we are taking or propose to take with respect thereto.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency, or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.
At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes, and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.
At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “-Covenants-Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.
Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:
•such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;
•the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
•such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;

•the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.
No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy, or Event of Default.
The holders of a majority in principal amount of the outstanding Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture. Any waiver shall cure the default or Event of Default.
Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee. The holders of a majority in principal amount of the outstanding Notes has the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes, provided that:
•the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and
•the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.
A holder of the Notes has the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•the holder has given written notice to the trustee of a continuing Event of Default;
•the holders of at least 25% in aggregate principal amount of the then-outstanding Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and
•the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the Notes.
Waiver of Defaults
The holders of not less than a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal, premium, if any, or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of Notes.
Covenants
In addition to standard covenants relating to payment of principal, premium, if any, and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us, and related matters, the following covenants apply to the Notes.
Merger, Consolidation or Sale of Assets
The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey, or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:
•we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance, or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;
•the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;
•immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and
•in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.
The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the indenture.
Reporting
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Securities and Exchange Commission, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with U.S. Generally Accepted Accounting Principles, as applicable.
The posting or delivery of any such information, documents, and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.
Modification or Waiver
There are three types of changes we can make to the indenture and the Notes:
Changes Not Requiring Approval
We can make certain changes to the indenture and the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:
•to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements, and obligations under the indenture and the Notes;

•to add to our covenants such new covenants, restrictions, conditions, or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions an Event of Default;
•to modify, eliminate, or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;
•to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;
•to secure the Notes;
•to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and
•to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially affect the interest of any other holder of the Notes.
Changes Requiring Approval of Each Holder
We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:
•changing the stated maturity of the principal of, or any installment of interest on, any Note;
•reducing the principal amount or rate of interest of any Note;
•changing the place of payment where any Note or any interest is payable;
•impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
•reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the indenture; and
•reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval
Any other change to the indenture and the Notes requires the approval by holders of not less than a majority in aggregate principal amount of the outstanding Notes.
Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Further Details Concerning Voting
The amount of Notes deemed to be outstanding for the purpose of voting includes all Notes authenticated and delivered under the indenture as of the date of determination except:
•Notes cancelled by the trustee or delivered to the trustee for cancellation;
•Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;
•Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;
•Notes which have undergone full defeasance, as described below; and
•Notes which have been paid or exchanged for other Notes due to such Notes’ loss, destruction, or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.
We are generally entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture, and the trustee is generally entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.
Discharge

The indenture provides that we can elect to be discharged from our obligations with respect to the Notes, except for specified obligations, including obligations to:
•register the transfer or exchange of the Notes;
•replace stolen, lost, or mutilated Notes;
•maintain paying agencies; and
•hold monies for payment in trust.
In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank, or appraisal firm, to generate enough cash to make interest, principal, and any other applicable payments on the Notes on the applicable due date) to pay all the principal of, any premium and interest on, the Notes on the dates payments are due, (ii) deliver irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.
Defeasance
The following defeasance provisions are applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
Covenant Defeasance
Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:
•we must irrevocably deposit or cause to be deposited with the trustee, as trust funds for the benefit of all holders of the Notes, cash, U.S. government obligations, or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank, or appraisal firm, to generate enough cash to make interest, principal, and any other applicable payments on the Notes on their various due dates;
•we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;
•we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
•no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency, or organization occurs during the 90 days following the deposit;
•the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
•the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.
Full Defeasance
If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions:
•we must irrevocably deposit or cause to be deposited with the trustee, as trust funds for the benefit of all holders of the Notes, cash, U.S. government obligations, or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank, or appraisal firm, to generate enough cash to make interest, principal, and any other applicable payments on the Notes on their various due dates;
•we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;
•we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
•no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency, or organization occurs during the 90 days following the deposit;
•the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
•the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
•we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.
In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition,

then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if we make any payment of principal, premium, if any, or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.
Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.
Listing
The Notes are listed on the Nasdaq Global Select Market and have been trading under the symbol “GREEL” since October 14, 2021.
Governing Law
The indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.
Global Notes; Book-Entry Issuance
The Notes are issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC.”
Cede & Co. is the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes is entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). DTC has an S&P rating of AA+ and a Moody’s rating of Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners do not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners is be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices are sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consent or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions and interest payments on the Notes are made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and are the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of the Company, the trustee, any depositary, or any agent of any of them have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.
Termination of a Global Note
If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “-Form, Exchange and Transfer of Certificated Registered Securities.”
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
Payments on Global Notes
We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check or wire transfer at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Form, Exchange and Transfer of Certificated Registered Securities
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:
•DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;
•DTC ceases to be registered as a clearing agency under the Exchange Act; or
•an Event of Default with respect to such Global Note has occurred and is continuing.
Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.
Holders are not required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
About the Trustee
Wilmington Savings Fund Society, FSB is the trustee under the indenture and is the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.